Exhibit 10.J(1)

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PARENT GUARANTEE

THIS AGREEMENT is dated and effective as of December 20, 2009 and is by and between:

(1)	ABDULLAH ABUNAYYAN TRADING CORP., a corporation organized under the laws of Saudi Arabia, whose principal place of business is at Riyadh, Al-Malaz., King Abdulaziz Rd., Near Al-Khaleej Bridge, P.O. Box: 321, Postal Code: 11411, (together with its legal successors and permitted assigns, hereinafter referred to as the “Guarantor”); and

(2)	ALCOA INC., a corporation organized under the laws of the Commonwealth of Pennsylvania, whose principal place of business is at 390 Park Avenue, New York, New York 10022-4608, U.S.A.(together with its legal successors and permitted assigns, hereinafter referred to as the “Beneficiary”).

RECITALS:

(A)	AFL (defined below) and the Beneficiary entered into a Closing Memorandum dated December 20, 2009 (the “Principal Agreement”); and

(B)	In consideration of AFL and the Beneficiary entering into the Principal Agreement, the Guarantor is required to provide a guarantee in favour of the Beneficiary on the terms set out herein.

NOW THEREFORE the Parties agree as follows:

1.	Definitions and Interpretation

In this Agreement, unless the context otherwise requires:

1.1	“AFL” means Aluminum Financing Limited, with its registered office at Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands;

1.2	“JV Shareholders Agreement” has the meaning given to it in the Principal Agreement;

1.3	capitalized terms that are used in this Agreement but not defined herein shall have the meanings ascribed to them in the Principal Agreement;

1.4	capitalized terms that are used in this Agreement but not defined herein or in the Principal Agreement shall have the meanings ascribed to them in the JV Shareholders’ Agreement;

1.5	the rules of interpretation set out in Clause 1.2 of the JV Shareholders Agreement shall apply to this Memorandum, mutatis mutandis.

2.	Guarantee and Indemnity

2.1

The Guarantor hereby unconditionally and irrevocably guarantees to the Beneficiary the due and punctual performance and observance by AFL of all its respective obligations, commitments, undertakings, warranties, indemnities and covenants under or in connection with the Principal Agreement (the “Obligations”), and agrees to indemnify the Beneficiary on demand against all losses, damages, costs and expenses (including reasonable legal costs and expenses in respect of any enforcement of the Obligations and/or this Agreement) which the Beneficiary may suffer through or arising from any breach by AFL of the Obligations. The liability of the Guarantor as

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aforesaid shall not be released or diminished by any alterations of terms (whether of the Principal Agreement or otherwise) or any forbearance, neglect or delay in seeking performance of the obligations thereby imposed or any granting of time for such performance or any other indulgence, provided, however, that the Guarantor’s obligations under this Agreement shall continue subject to any such alteration, extension of time or other indulgence, or any waiver that may be granted.

2.2	If and whenever AFL defaults in the performance of the Obligations and such default is not cured or remedied within the time limits therefor after notice thereof by the Beneficiary to AFL (within any cure periods (howsoever described, and if any) in the Principal Agreement) (“Default”), the Guarantor shall upon demand, which shall reasonably and briefly specify the nature and amount, if any, of the Default (the “Demand”), unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of), in accordance with the terms and conditions of the Principal Agreement, the Obligations in regard to which such Default has been made, and so that the same benefits shall be conferred on the Beneficiary as it would have received if such Obligations had been duly performed and satisfied by AFL. Subject to the first sentence of this Clause 2.2, the Guarantor hereby waives any rights which it may have to require the Beneficiary to proceed first against or claim payment from AFL, to the extent that as between the Beneficiary and the Guarantor, the latter shall be liable as principal obligor upon any aforesaid Default, as if it had entered into all the Obligations jointly and severally with AFL.

2.3	This guarantee and indemnity is to be a continuing security to the Beneficiary for all the Obligations of AFL notwithstanding any settlement of account or other matter or thing whatsoever.

2.4	This guarantee and indemnity is in addition to and without prejudice to and not in substitution for any rights or security which the Beneficiary may now or hereafter have or hold for the performance and observance of the Obligations of AFL.

2.5	In the event that the Guarantor has taken or takes any security from AFL in connection with this guarantee and indemnity, the Guarantor hereby undertakes to hold the same in trust for the Beneficiary pending discharge in full of all the Guarantor’s obligations under or in connection with the Principal Agreement. The Guarantor shall not, after any Demand has been made hereunder, claim from AFL any sums which may be owing to it from AFL or have the benefit of any set-off or counter-claim or proof against, or dividend, composition or payment by AFL until all sums owing to the Beneficiary hereunder or under or in connection with the Principal Agreement have been paid in full.

2.6	As a separate and independent stipulation, the Guarantor agrees that any Obligations which may not be enforceable against or recoverable from AFL by reason of:

(a)	any legal limitation, disability or incapacity of AFL or the Guarantor;

(b)	any insolvency or liquidation of AFL;

(c)	any merger, amalgamation or other change of status of the Guarantor; or

(d)	any other fact or circumstance,

shall nevertheless be enforceable against or recoverable from the Guarantor as though the same had been incurred by the Guarantor as principal obligor in respect thereof and shall be performed

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or paid by the Guarantor on demand in accordance with and subject to the provisions of the Principal Agreement and this Agreement.

2.7	Notwithstanding any other provisions of this Agreement, the obligations and liability of the Guarantor under or arising out of this guarantee and indemnity shall not be interpreted as imposing greater obligations and liabilities on the Guarantor than are imposed on AFL under the Principal Agreement.

2.8	The Guarantor warrants and confirms to the Beneficiary:

(a)	that it is duly incorporated and validly existing under the laws of the Kingdom of Saudi Arabia;

(b)	that it has full power under its Articles of Incorporation and By-laws to enter into this Agreement;

(c)	that it has full power to perform its obligations under this Agreement;

(d)	that it has been duly authorised to enter into this Agreement;

(e)	that it has taken all necessary corporate action to authorise the execution, delivery and performance of this Agreement;

(f)	that this Agreement when executed and delivered will constitute a binding obligation on it in accordance with its terms; and

(g)	that it has not received any notice, nor to the best of its knowledge is there pending or threatened any notice, of any violation of any Applicable Laws by it which is likely to have a material adverse effect on its ability to perform its obligations under this Agreement.

3.	Governing Law and Jurisdiction

3.1	This Agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the laws of England.

3.2	Prior to referring to arbitration pursuant to Clause 3.3 below any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, (for the purposes of this Clause 3 a “dispute”), other than proceedings to enforce an agreement reached between the Parties under this Clause 3.2, the Party wishing to or considering making such reference shall notify in writing the other Party of the nature of the dispute and its background (for the purposes of this Clause 3, a “dispute notice”) and its proposed basis for settlement of such dispute and the other Party shall respond to such dispute notice within fourteen (14) days of receipt, setting out any clarification it may feel relevant and including its proposed basis for settlement. The chief executives or presidents of each Party or their designees shall then meet within thirty (30) days of the issue of the dispute notice to attempt a reconciliation and settlement of the dispute. No statement as to a Party’s proposed basis for settlement nor any discussions or communications between the Parties pursuant to this Clause 3.2 (except for the terms of any agreed settlement between the Parties) may be relied upon or referred to in later court, arbitration, enforcement or appeal proceedings.

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3.3	If any dispute arising out of or in connection with the Agreement is not resolved pursuant to Clause 3.2 above within forty five (45) days of its referral to the Parties’ senior management, such dispute shall be, if requested by any Party, referred to and finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce as amended or substituted from time to time (the “ICC Rules” and the proceedings brought in accordance with this Clause3.3), which ICC Rules are deemed to be incorporated into this Agreement except to the extent expressly modified by this Clause3.3. Arbitration shall be the exclusive method for resolution of the dispute and the determination of the arbitrators shall be final and binding. The Parties agree that they will give conclusive effect to the arbitrators’ determination and award and that judgment thereon may be entered and enforced by any court of appropriate jurisdiction. The tribunal shall consist of three (3) arbitrators, one of whom shall be appointed by each Party and the third of whom, who shall act as chairman, shall be jointly nominated by the two arbitrators nominated by the Parties. Failing agreement as to the identity of the third arbitrator within five Business Days of being required to do so, such third arbitrator shall be nominated by the International Court of Arbitration in accordance with the ICC Rules. The place of arbitration shall be London, England. The language to be used in the arbitration shall be English, and any documents or portions of them presented at such arbitration in a language other than English shall be accompanied by an English translation thereof. The arbitrators shall decide such dispute in accordance with the substantive laws of England applicable hereto.

3.4	If a dispute is referred to arbitration pursuant to Clause 3.3 above, unless the arbitrators rule otherwise, the obligations of the Parties shall not be suspended and the provisions of this Agreement shall continue to be carried out by the Parties.

3.5	The courts of England shall, subject to Clause 3.6 below, have non-exclusive jurisdiction with respect to the enforcement of the arbitration provisions of this Agreement and the Parties expressly submit to the jurisdiction of such courts with respect to any proceedings to enforce the arbitration provisions of this Agreement. Each Party irrevocably waives any objection which it might at any time have to the courts of England being nominated as the forum to hear and decide any such proceedings and agrees not to claim that the courts of England are not a convenient or appropriate forum.

3.6	Without resulting in the waiver of any remedy under this Agreement and in conjunction with each disputing Party’s rights in accordance with Rule 25 of the ICC Rules, nothing in this Clause 3 shall preclude a disputing Party from seeking injunctive relief from a court pending the commencement of arbitral proceedings in accordance with Clause 3.3 (or pending the arbitral tribunal’s determination of the merits of the dispute). The Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of England for such injunctive relief and waive any objection or defence they may have to the venue or jurisdiction of such courts. Without limiting the generality of the foregoing, the Parties shall have the right to seek injunctive relief in any court of competent jurisdiction and the seeking of injunctive relief in one or more jurisdiction shall not preclude a Party from seeking such relief in any other jurisdiction.

4.	General Provisions

4.1	This Agreement contains all the terms agreed by the Parties regarding the subject matter of this Agreement and supersedes any prior agreements, understandings or arrangements between them, whether oral or in writing and no representation, undertaking or promise shall be taken to have been given or implied from anything said or written in negotiations between the Parties prior to this Agreement except as set out in this Agreement.

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4.2	All notices, consents, determinations, requests, approvals, demands, reports, objections, directions and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and to be effective on the date on which such communications are delivered by personal delivery, by facsimile transmission (with telephone confirmation of receipt), by courier service or by registered or certified mail, postage prepaid, return receipt requested, at the address set forth at the head of this Agreement or at such other address as the Party to whom the notice is sent has designated by prior notice to the other Parties in accordance with the provisions of this Agreement.

4.3	The failure of any Party to enforce or to exercise, at any time or for a period of time, any term of or any right arising pursuant to this Agreement does not constitute and shall not be construed as, a waiver of such term or right and shall in no way affect that Party’s right later to enforce or exercise it. No variation or amendment to this Agreement shall be effective unless in writing signed as an agreement by authorised representatives of the Parties.

4.4	The Guarantor shall procure that, during the term of this Agreement, AFL shall remain an affiliate of the Guarantor.

4.5	All monies payable by the Guarantor to the Beneficiary hereunder shall be paid in the manner and currency in which the relevant amount is payable by AFL under the Principal Agreement and in full without set-off or counterclaim of any kind and free and clear of any deduction or withholding of any kind save as required by law. If any deduction or withholding must be made by law, the Guarantor will pay that additional amount which is necessary to ensure that the Beneficiary receives a net amount equal to the full amount which it would have received if the payment had been made without the deduction or withholding.

4.6	This Agreement shall terminate on the date that all AFL obligations pursuant to the Principal Agreement have been performed and discharged in full in accordance with the terms thereof, except for any outstanding obligations guaranteed under this Agreement that have not been paid or performed by AFL.

4.7	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining provisions of this Agreement under such law or under the law of any other jurisdiction.

4.8	The Guarantor unconditionally and irrevocably agrees that the execution, delivery and performance by it of this Agreement constitutes private and commercial acts, and to the extent that the Guarantor or any of its revenues, assets or properties shall be entitled, with respect to any proceeding relating to enforcement of this Agreement or any award thereunder at any time brought against such Party or any of its revenues, assets or properties, to any sovereign or other immunity from suit, from jurisdiction, from attachment prior to judgment, from attachment in aid of execution of a judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any jurisdiction there shall be attributed such an immunity, the Guarantor irrevocably agrees not to claim and irrevocably waives such immunity.

4.9	The rights and remedies provided by this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

4.10	The Beneficiary represents and warrants it shall not transfer, assign, pledge or otherwise encumber this Agreement or any rights it has pursuant to this Agreement.

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4.11	The Parties do not intend any term of this Agreement to be enforceable under the Contracts (Rights of Third Parties) Act, 1999 by any person who is not a Party to this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the day and year first above written.

ABDULLAH ABUNAYYAN TRADING CORP.,

By:	/s/ Mohamed Abdullah Abunayyan

Print Name:	Mohamed Abdullah Abunayyan
Date:	December 20, 2009

ALCOA INC.

By:	/s/ Klaus Kleinfeld

Print Name:	Klaus Kleinfeld, President and Chief Executive Officer
Date:	December 20, 2009